Exhibit 12.1

BioMed Realty Trust, Inc.

Statement of Computation of Ratios

	6 Mo. Ended June 30,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Earnings:
Add:
Income from continuing operations before noncontrolling interests and income/loss from unconsolidated joint ventures	$58,064	$200,723	$48,114	$17,522	$44,729	$39,256
Amortization of interest capitalized	2,972	5,661	5,343	5,173	4,613	4,456
Distributions from unconsolidated joint ventures	834	1,986	237	1,202	2,428	1,374
Fixed charges (see below)	55,681	117,157	121,932	108,252	96,749	91,515
Subtract:
Interest capitalized	(14,971)	(21,877)	(14,205)	(8,644)	(7,568)	(5,442)

Total earnings	$102,580	$303,650	$161,421	$123,505	$140,951	$131,159

Fixed charges:
Interest expensed, net	40,710	95,280	107,727	99,608	89,181	86,073
Interest capitalized	14,971	21,877	14,205	8,644	7,568	5,442

Total fixed charges	$55,681	$117,157	$121,932	$108,252	$96,749	$91,515

Ratio of earnings to fixed charges	1.8	2.6	1.3	1.1	1.5	1.4

Ratio of earnings to fixed charges and preferred stock dividends	1.8	2.6	1.3	1.0	1.2	1.2

Preferred stock dividends	$—	$—	$2,393	$14,603	$16,033	$16,963

BioMed Realty L.P.

Statement of Computation of Ratios

	6 Mo. Ended June 30,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Earnings:
Add:
Income from continuing operations before noncontrolling interests and income/loss from unconsolidated joint ventures	$58,064	$200,723	$48,114	$17,522	$44,729	$39,256
Amortization of interest capitalized	2,972	5,661	5,343	5,173	4,613	4,456
Distributions from unconsolidated joint ventures	834	1,986	237	1,202	2,428	1,374
Fixed charges (see below)	55,681	117,157	121,932	108,252	96,749	91,515
Subtract:
Interest capitalized	(14,971)	(21,877)	(14,205)	(8,644)	(7,568)	(5,442)

Total earnings	$102,580	$303,650	$161,421	$123,505	$140,951	$131,159

Fixed charges:
Interest expensed, net	40,710	95,280	107,727	99,608	89,181	86,073
Interest capitalized	14,971	21,877	14,205	8,644	7,568	5,442

Total fixed charges	$55,681	$117,157	$121,932	$108,252	$96,749	$91,515

Ratio of earnings to fixed charges	1.8	2.6	1.3	1.1	1.5	1.4

Ratio of earnings to fixed charges and preferred stock dividends	1.8	2.6	1.3	1.0	1.2	1.2

Preferred stock dividends	$—	$—	$2,393	$14,603	$16,033	$16,963